Exhibit 3.10(b)

Operating Agreement

of

Builders’ Redi-Mix, LLC

a Delaware limited liability company

The undersigned, the owner of Builders’ Redi-Mix, LLC, a Delaware limited liability company (the “Company”), does hereby execute this Operating Agreement of the Company effective the 19th day of September, 2002, under the name of the Company.

I

Name

The name of the Company shall be Builders’ Redi-Mix, LLC.

II

Office

The principal office of the Company is in the State of Texas, and shall be located at 2925 Briar Park, Suite 500, Houston, Texas 77042 (the “Principal Office”). The Company may have such other offices, either within or without the State of Delaware, as the Board of Directors (the “Board”) may designate or as the business of the Company may require. The name and address of the registered agent of the Company, which is required by the Delaware Limited Liability Act to be maintained in the State of Delaware, is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, and such registered agent and address may be changed from time to time by the Board.

III

Purpose

The sole purpose for which the Company is organized is to conduct any lawful business purpose.

IV

Duration of the Company

The Company shall commence immediately, upon the effective date of this Operating Agreement, and shall continue in perpetuity thereafter unless terminated sooner by operation of law or by decision of the Member or later if reestablished after such initial term for such additional period as determined by the Member.

V

Member

U.S. Concrete, Inc. shall be, and is, hereby admitted to the Company as the sole member of the Company (the “Member”). The Member hereby authorizes Elaine A. Chotlos to act as the Authorized Person solely for purposes of forming this entity in Delaware and appointing the Registered Agent for service of process. All actions taken and all things done and all expenditures made by the Authorized Person of the Company in connection with its organization and qualification are hereby ratified, approved and confirmed in all respects.

VI

Capital Contributions

The Member has contributed all of the capital of the Company and may in the future contribute any additional capital deemed necessary by the Member for the operation of the Company. The Member owns a 100% undivided interest in the business and Company.

VII

Division of Profits and Losses

The Member shall own an interest in the Company as set forth in Paragraph VI, entitled “Capital Contributions,” and the Company’s profits and losses shall be divided accordingly.

VIII

Governance by Board of Directors

(a) Governance of the Company is reserved to the Board, and the Board shall control the management of the Company’s affairs. The Board shall act exclusively by vote or written consent of a majority of the Directors on the Board.

(b) By way of example and not by way of limitation, any of the following may be undertaken by the Board on behalf of the Company:

(i) entering into, making, and performing contracts, agreements, and other undertakings binding the Company, and making all decisions and waivers thereunder, including obtaining insurance, borrowing money and collecting sums due the Company;

(ii) opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(iii) acquiring, utilizing for Company purposes, and, subject to clause (c)(ii) below, disposing of any asset of the Company;

(iv) selecting and changing the authority and responsibility of lawyers, accountants, and other advisers and consultants;

(v) electing or appointing officers;

(vi) determining the location of the Company’s facilities; and

(vii) establishing the salaries, bonuses and benefits payable to the officers and employees of the Company.

(c) Notwithstanding any other provision of this Operating Agreement to the contrary, neither the Board nor any officer shall have the power or authority to cause the Company to do any of the following without the prior written approval of the Member:

(i) dissolve and wind up the affairs of the Company;

(ii) sell, lease, exchange, liquidate or otherwise dispose of (other than by way of a pledge, mortgage, deed of trust or trust indenture) all or substantially all of the Company’s property and assets;

(iii) be a party to (1) a merger, (2) a consolidation or (3) an exchange of assets;

(iv) change the nature of the Company’s business or the purposes for which the Company was formed;

(v) file a bankruptcy petition on behalf of the Company or make any assignment for the benefit of creditors of the Company; or

(vi) amend or restate the Certificate of Formation of the company or this Operating Agreement.

(d) The Board shall consist of such number of Directors, none of whom need be a Member, as shall have last been fixed by the Member, but until otherwise fixed by a Member, the number of Directors shall be one. Initially, the Sole Director shall be Donald C. Wayne. Directors shall be elected by the Member.

XIII

Officers

(a) The initial Officers of the Company shall be as follows:

President:	Robert R. Cherry
Vice President, Secretary and Treasurer:	Donald C. Wayne

The Company may have such additional Officers as are appointed, from time to time, by the Board. From time to time, the Board may establish, increase, reduce or otherwise modify responsibilities for the Officers and may create or eliminate offices as the Board considers appropriate. Each Officer shall hold office until his or her successor is duly appointed or elected or until his or her earlier death, resignation or removal. Each Officer shall serve at the pleasure of the Board and may be removed at any time by Board. Any Officer may resign at any time by delivering his written resignation to the Board. Any number of offices may be held by the same person.

(b) The Board may delegate to the Officers, other employees and agents of the Company the authority to conduct the business of the Company in the ordinary course in accordance with this Agreement. Any power not delegated by the Board shall remain with the Board. In addition to obligations imposed by other provisions of this Agreement, each Officer shall have such duties and devote such time and effort to the Company as the Board shall from time to time determine.

IX

Standard of Care

(a) Any Member, any Director and any Officer, employee or agent of the Company, in the performance of his, her or its duties, shall be fully protected in relying in good faith on information, opinions, reports, or statements, including financial statements, books of account and other financial data, if prepared or presented by: (i) one or more Members, Directors, Officers or employees of the Company; or (ii) legal counsel, public accountants, or other persons which he, she or it reasonably, believes have professional or expert competence.

(b) No Member (or officer, director, employee or shareholder of a Member), Director or Officer shall be liable for damages to the Company or any Member with respect to claims relating to his, her or its conduct for or on behalf of the Company, except that any of the foregoing persons shall be liable to the Company for damages to the extent that it is proved by clear and convincing evidence (i) that his, her or its conduct (A) was not taken in good faith or in a manner reasonably believed to be in or not opposed to the best interests of the Company, or (B) constituted gross negligence or intentional misconduct; or (ii) with respect to any criminal action, proceeding or investigation, he, she or it had reasonable cause to believe his, her or its conduct was unlawful.

X

Banking

All funds of the Company shall be deposited in a Company checking account or accounts as shall be designated by the Board.

XI

Books

The Company books shall be maintained at the Principal Office. The books shall be kept on a calendar year basis, and shall be closed and balanced at the end of each such fiscal year. The Officers hereby covenant and agree to cause all known business transactions pertaining to the purpose of the Company to be entered properly and completely into said book. The Member will prepare and file on behalf of the Company all tax returns in a timely manner.

XII

Insurance

During the course of the term for which this Company is formed, the Company shall carry liability insurance, if any, in such amounts as are deemed appropriate by the Member.

XIII

Authorization to Qualify to do Business as Foreign Limited Liability Company

The Board is hereby authorized, where it is necessary or expedient for the Company to transact business, to appoint and substitute all necessary agents or attorneys for service of process, to designate and change the location of all necessary statutory offices and to execute and file all necessary certificates, reports, powers of attorney and other instruments as may be required by the laws of such state, territory, dependency or country to authorize the Company to transact business therein, and whenever it is expedient for the Company to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, and to execute and file such certificates, reports, revocations of appointment or surrenders of authority as may be necessary to terminate the authority of the Company to do business in any such state, territory, dependency or country.

XIV

Voluntary Termination

The Company may be dissolved at any time by decision of the Member, in which event the Member shall proceed with reasonable promptness to liquidate the Company.

XV

Amendments

This Operating Agreement may be amended at any time, for any purpose, at the sole discretion of the Member.

IN WITNESS WHEREOF, the owner has hereunto set its hand effective the day and year first above written.

U.S. CONCRETE, INC.

By:	/s/ Donald C. Wayne

Donald C. Wayne, Vice President